Registration No. 333-14459
                                                  Rule 424 (b)(2)

PRICING SUPPLEMENT No. 10 Dated May 22, 1997 (To Prospectus dated
November 18, 1996)

                    $3,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                  Medium Term Notes

          Due Nine Months or More from Date of Issue
                      ________________

Principal Amount:  $90,000,000

Price to Public:   100%       Proceeds to HFC:  99.905%

Issue Date:   May 28, 1997    Stated Maturity:  May 28, 1999

Redeemable On or After:  Not Applicable.

Initial Interest Rate:  To be determined on May 23, 1997.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Flat .00% (-0- basis points).

Interest Payment Dates:  On the 28th of February, May, August and
     November of each year, commencing August 28, 1997, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:  Merrill Lynch & Co., as Principal

Agent's Discount or Commission:  0.095%


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